UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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TLC VISION CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On March 17, 2008, James C. Wachtman, the President and Chief Executive Officer of TLC Vision Corporation (“TLCV”), sent the following to employees and certain shareholders of TLCV:
Dr. Stephen Joffe has recently launched a series of communications targeted at TLCVision’s Board of Directors, management team and shareholders. For those of you who do not know Dr. Joffe, he was founder of LasikPlus, and its Chairman and CEO until he stepped down in early 2006.
Dr. Joffe’s messages have been pointed, and to a large extent unfair criticisms of our Company as we endeavor to change our strategy in the face of a rapidly changing market. His approach has two distinct paths:
1)	He has engaged TLCV shareholders in a proxy solicitation contest with a goal of seeking election for himself and an additional slate of nominees on the TLCV Board of Directors. As a 5% shareholder of TLCV, Dr. Joffe has the right to make this request, and he has submitted the required filings with the U.S. Securities and Exchange Commission.
TLCV will respond appropriately to Dr. Joffe’s board recommendations within the proper venue and at the proper time . The proper venue is the “proxy” that will be mailed to all shareholders on May 2008. TLCV will explain in the proxy document why it believes its slate of directors makes sense for long-term shareholder value and why Dr. Joffe’s slate does not.
2)	Dr. Joffe has also taken his argument to the general public in the form of press releases focusing on both his slate of directors as well as criticism of TLCV’s Board of Directors and management.
TLCV has responded twice to Dr. Joffe in the public forum: once to represent the board’s position on his request to be named Executive Chairman/CEO of TLCV; and second, to respond with the necessary legal particulars to his nomination of a slate of directors.
TLCV has chosen not to respond to each of Dr. Joffe’s press releases as we feel it is not always in the best interests of our shareholders and other constituents to respond in a public forum. Rather, we would like to provide a more personal, direct response to our key constituents. To that end, there are certain statements made by Dr. Joffe in those press releases that are not factual and are, in fact, misleading. We have outlined those statements below and provided the correct, factual information for you to review.

Allegation: In Dr. Joffe’s press release of March 12, 2008 he states that: “Missing your own quarterly guidance by 50% is an egregious error...
Fact: TLCV never offered guidance during 2007 either on a quarterly basis or a full-year basis. In fact, the company was very transparent to the investment community in its public statements during 2007 that due to the significant nature of the marketing spend involved with the implementation of the new refractive strategy, it would be unwise to speculate on earnings guidance and furthermore that the investment made during 2007 would not provide a significant return on investment until the second half of 2008.
Allegation: In Dr. Joffe’s press release of March 12, 2008 he states that: “This is a company that lacks leadership, lacks a plan, and lacks the requisite hands-on skills to create value.”
Fact: On November 8, 2006, over 16 months ago, TLCV first revealed its new refractive strategy to the investment community. The company stated very clearly during that conference call what it intended to do over the next 14 months. The company was also very clear during the same call about the decline in earnings anticipated during 2007 due to the “significant increase in marketing investment”. We find our company today headed for earnings profitability in the first quarter and industry leading procedure volumes due to the planning, leadership and requisite hands-on skills of our employees.
Allegation: In Dr. Joffe’s press release of March 12, 2008 he states that: “...there is simply no way that higher interest rates and possibly exorbitant covenant restructuring fees will do anything but significantly reduce cash flow and future earnings potential.”
Fact: In late February we were successful in renegotiating our financial covenants in one of the most challenging banking markets in memory giving us increased financial flexibility through 2009. While we were required to reset our interest rate margin to current market rates, the all in interest rate still remains in a reasonable range given the significant reductions in base LIBOR (the interest rate the company borrows at) rates over the last six months.
Allegation: In Dr. Joffe’s press release of March 12, 2008 and in a previous release dated March 6, 2008, he states that: “...Mr. Henderson was President and CEO of LVC (Laser Vision Centers) Corporation ...”
Fact: At no time was Mr. Henderson ever associated with Laser Vision Centers and at no time was he ever President and CEO of Laser Vision Centers. Mr. Henderson was CEO of Lasik Vision Corporation which went bankrupt in 2001.
Allegation: In a letter to the Chairman of TLCV dated February 27, 2008 Dr. Joffe states: “this is the same board whose spectacularly flawed judgment poured millions in shareholder capital into a black hole called OccuLogix...”

Fact: TLCV’s total cash investment in OccuLogix between 2002 and 2004 was $6.0 million. The proceeds realized by TLCV from OccuLogix’s initial public offering and subsequent sales of shares has been $32.4 million leaving a cash return on investment of $26.4 million. And while share of OccuLogix have seen a steep decline in value, TLCV’s current holdings has a current market value of $1.3 million. That gives TLCV a total return on investment of $27.7 million or approximately a 460% return on the initial investment in OccuLogix.
Allegation: In a letter to the Chairman of TLCV dated February 27, 2008 Dr. Joffe states: “Simply sharing my plans with you would do little good without having the right people in place to oversee and execute those plans.”
Fact: Dr. Joffe has yet to offer a plan or strategy of any kind. TLCV has been very open in its public comments as well as its investor presentations as to what its strategic plan is, how to benchmark the plan, what the results of the plan have been to date and the company has provided very detailed metrics as to the status of the plan on its quarterly earnings calls. Dr. Joffe leaves the shareholder with no insight as to how he would change the current industry leading model at TLCV.
Allegation: In a letter to the Chairman of TLCV dated February 14, 2008 Dr. Joffe states: “On top of the list of ill-conceived judgments is the board’s decision to buy off many of its critics with a disastrous Dutch auction that offered unhappy holders roughly three times the price the shares trade at today.”
Fact: Our goal here was to recapitalize our business and address the unusually high number of outstanding shares, while capitalizing on our ability to generate cash flow. We gave shareholders a clear choice: to tender their shares if they wished to exit their investment or to participate in the company’s strategic shift which we clearly stated was a project that would take 12-18 months. While many shareholders opted to tender their shares, many did not and now benefit from a more efficient capital structure that will provide a lower overall cost of capital and ultimately deliver increased earnings per share and better long-term returns to those shareholders.
In fact, one shareholder who tendered his shares was Dr. Joffe himself. Dr Joffe sold the majority of the TLCV shares he held at the time into the Dutch auction. It is also interesting to note that these shares were purchased while Dr. Joffe was still Chairman and CEO of LCAV.
Allegation: In a letter to the Chairman of TLCV dated February 14, 2008 Dr. Joffe states: “I founded LCA-Vision, TLC’s largest competitor, and as chairman and CEO I was directly responsible for that company’s enormous success, until my departure in February 2006.”

Fact: LCA Vision lost money in six of the ten years that Dr. Joffe was CEO and Chairman. During that same time period, total operating profit was 3.1% of revenue and net income after tax (available to common shareholders) was 2.4% of revenue.
Allegation: In a letter to the Chairman of TLCV dated February 28, 2008 Dr. Joffe states: “While directors collect fat fees...”
Fact: The latest available public data for 2006 indicates that the value of total compensation of TLCV directors is within a range less than 1/3 that of LCAV directors.
Allegation: In a letter to the Chairman of TLCV dated March 6, 2008 Dr. Joffe states: “Given the fact that one director has resigned since being elected at the 2007 Annual Meeting of Shareholders (creating a vacancy) and the fact that the Board has apparently not identified a suitable and qualified successor...”
Fact: Tom Davidson, a director of TLCV for slightly over 7 years, left the board on January 3, 2008 due to his pending retirement. The Corporate Governance and Nominating Committee of the TLCV Board of Directors has interviewed candidates in accordance with its long-standing Director selection criteria, and will be proposing a slate of additional directors on the upcoming proxy for vote by shareholders on June 10, 2008. These nominees are suitable and extremely well qualified to sit on the board of directors of TLCV. The timeframe between Mr. Davidson’s departure from the board and the proxy nomination of new directors is not uncommon, and, in fact represents the time required to properly evaluate and select the most qualified candidates.
All employees who are shareholders of TLC Vision Corporation (TLCV) are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by management from the shareholders of TLCV for use at the 2008 annual meeting of shareholders of TLCV when they become available because they will contain important information. The definitive proxy statement and form of proxy will be mailed to shareholders of TLCV corporation and will, along with other relevant documents, be available at no charge on the SEC’s web site at http://www.sec.gov.
In addition, TLCV will provide copies of the definitive proxy statement without charge upon request. Requests for copies should be directed to investor.relations@tlcvision.com. TLCV and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of TLCV in connection with the nomination described herein. Information regarding the special interests of these directors and executive officers in the nomination described herein will be included in the proxy statement filed by TLCV in connection with the nomination.